Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, November 29, 2005	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER RESULTS;
OPERATING MARGIN INCREASES TO 10.8 PERCENT;
EPS UP 19 PERCENT

        MINNEAPOLIS (Nov. 29, 2005) — Donaldson Company, Inc. (NYSE: DCI) announced record first quarter diluted earnings per share (“EPS”) of $.37, up from $.31 last year. Net income increased 18 percent to a record $32.2 million compared to $27.4 million last year. Sales were a record $403.4 million, up 8 percent from $372.9 million in fiscal 2005.

        “We are off to a very good start in fiscal 2006, posting all-time highs for EPS, net earnings and EBITDA,” said Bill Cook, Chairman, President and CEO. “Demand remains at high levels in most of our end markets. Our focus on cost reduction efforts helped offset higher raw material costs and resulted in an operating margin of 10.8 percent in the first quarter — the highest it’s been in two years. We believe that our operating margin will remain strong, and, coupled with our solid sales outlook, we remain confident of delivering another year of record earnings.”

Income Statement Discussion

        Foreign currencies had a minimal impact on first quarter results. Adjusted for foreign currency translation, sales increased 8.2 percent. The impact of foreign currency translation increased net earnings by $0.2 million.

        Gross margin was 32.6 percent versus 31.2 percent last year. Higher costs for petroleum-based raw materials and freight were offset by cost reduction efforts with our customers and selective price increases in some markets. First quarter operating expenses were 21.8 percent of sales, comparable to 21.5 percent in the prior year.

        First quarter interest expense was $2.4 million, up from $2.0 million last year due to higher short-term interest rates. Other income was $2.9 million in the quarter versus $3.4 million last year.

        The effective tax rate of 26.7 percent for the first quarter compares to 27.0 percent last year. During the quarter we filed an amended tax return related to a prior year, which resulted in additional R&D tax credits, thus lowering the tax rate for the quarter. We expect our effective tax rate to be approximately 28 percent for the balance of the year.

        Consistent with our longstanding share repurchase strategy, we repurchased 1,602,300 shares in the quarter, or 1.9 percent of our outstanding shares, for $48.1 million.

Backlog

        Total order backlog is $432 million, up 6 percent relative to last year.

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Donaldson Company, Inc.
November 29, 2005

Engine Products Segment

        Engine Products sales were a record $238.4 million in the quarter, an increase of 10 percent from last year.

        Truck product sales totaled $46.2 million, up 5 percent from last year. NAFTA truck product sales increased 12 percent due to growing new truck build rates. European truck product sales increased 3 percent and Asian sales decreased 21 percent on lower diesel emission product sales in Japan.

        Worldwide sales of off-road products were $70.2 million, up 11 percent from last year. NAFTA sales increased 8 percent on continued strength in new construction and mining equipment demand. European off-road product sales increased 11 percent while Asian sales increased 24 percent.

        Engine aftermarket or replacement part sales were $122.0 million, an increase of 11 percent from last year. NAFTA aftermarket sales increased 11 percent as equipment utilization rates remained strong and our sales of diesel emission retrofit equipment continued ramping up. European sales increased 8 percent and Asian sales were up 17 percent.

Industrial Products Segment

        Industrial Products sales in the quarter were a record $165.0 million, an increase of 6 percent from last year.

        Industrial Filtration Solutions (“IFS”) sales were a record $105.9 million, an increase of 6 percent from last year, driven primarily by strong industrial dust collection sales in NAFTA.

        Gas turbine product sales were $24.4 million, up 2 percent from last year. NAFTA sales decreased slightly by 1 percent while international sales were up 4 percent.

        Sales of special application products were a record $34.7 million, an increase of 9 percent from last year, supported by continued strong disk drive filter sales.

Outlook

Engine Products: We expect sales growth to be approximately 10 percent in fiscal 2006.

  NAFTA heavy-duty new truck build rates should remain at their current high levels as truck manufacturers are near capacity.
  Off-road sales are expected to remain strong worldwide with robust conditions continuing in the production of new construction and mining equipment.
  Both our NAFTA and international aftermarket sales are expected to continue growing with continued strong equipment utilization, continued growth by our OEM customers of their replacement parts business, and the growing amount of equipment with our PowerCore™ filtration systems.

Industrial Products: We expect high single-digit sales growth in fiscal 2006.

  IFS sales growth is expected to moderate following two consecutive years of strong growth. Our NAFTA market is healthy and our European market remains stable.

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Donaldson Company, Inc.
November 29, 2005

  Globally, we expect full-year gas turbine sales to improve modestly. Strength is seen in both the international and the oil and gas markets.
  Market conditions for special applications products are expected to remain strong.

Other: We began expensing stock options in our first quarter of fiscal 2006 and expect the full year EPS impact to be $.02 to $.03 per share, with 70 percent of the full-year impact expected in the second quarter due to the timing of our annual option grants. For the year, we expect EPS to be in the range of $1.47 to $1.57 per share.

About Donaldson Company, Inc.

        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

        The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance but involve uncertainties that could significantly impact results. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should,” “will be” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

        The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, changes in product demand, and governmental laws and regulations. For a more detailed explanation, see the Company’s 2005 Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
November 29, 2005

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31

	2005	2004

Net sales	$403,396	$372,906

Cost of sales	271,864	256,667

Gross margin	131,532	116,239

Operating expenses	88,138	80,108

Operating income	43,394	36,131

Other income, net	(2,929)	(3,419)

Interest expense	2,425	2,024

Earnings before income taxes	43,898	37,526

Income taxes	11,700	10,132

Net earnings	$32,198	$27,394

Weighted average shares outstanding	84,024,553	85,721,197

Diluted shares outstanding	86,122,289	88,038,004

Net earnings per share	$.38	$.32

Net earnings per share assuming dilution	$.37	$.31

Dividends paid per share	$.080	$.055

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Donaldson Company, Inc.
November 29, 2005

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	October 31 2005	July 31 2005

ASSETS

Cash and cash equivalents	$93,331	$134,066
Accounts receivable – net	271,367	294,016
Inventories – net	148,349	151,599
Prepaid expenses and other current assets	44,614	39,141

Total current assets	557,661	618,822

Other assets and deferred taxes	217,838	217,458
Property, plant and equipment – net	277,483	275,493

Total assets	$1,052,982	$1,111,773

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$128,969	$134,063
Employee compensation and other liabilities	98,780	98,083
Notes payable	86,528	102,004
Income taxes payable	12,604	12,280
Current maturity long-term debt	12,538	7,772

Total current liabilities	339,419	354,202

Long-term debt	97,710	103,302
Other long-term liabilities	113,731	129,653

Total liabilities	550,860	587,157

Equity	502,122	524,616

Total liabilities and equity	$1,052,982	$1,111,773

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Donaldson Company, Inc.
November 29, 2005

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31

	2005	2004

OPERATING ACTIVITIES

Net earnings	$32,198	$27,394
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,442	11,041
Changes in operating assets and liabilities	1,796	2,951
Payment of litigation judgment	(14,170)	—
Other, net	(513)	(87)

Net cash provided by operating activities	30,753	41,299

INVESTING ACTIVITIES

Net expenditures on property and equipment	(13,343)	(7,050)

Net cash used in investing activities	(13,343)	(7,050)

FINANCING ACTIVITIES

Purchase of treasury stock	(48,126)	(86,542)
Net change in debt	(15,630)	72,528
Dividends paid	(6,706)	(4,746)
Tax benefit of equity plans	11,549	—
Other, net	592	145

Net cash used in financing activities	(58,321)	(18,615)

Effect of exchange rate changes on cash	176	3,603

Increase/(decrease) in cash and cash equivalents	(40,735)	19,237

Cash and cash equivalents - beginning of year	134,066	99,504

Cash and cash equivalents - end of year	$93,331	$118,741

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Donaldson Company, Inc.
November 29, 2005

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company

3 Months Ended October 31, 2005:
Net sales	$238,424	$164,972	—	$403,396
Earnings before income taxes	31,174	15,084	(2,360)	43,898

3 Months Ended October 31, 2004:
Net sales	$217,585	$155,321	—	$372,906
Earnings before income taxes	30,873	12,694	(6,041)	37,526

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31

	2005	2004

Engine Products segment:
Off-road products	$70,166	$63,272
Transportation products	46,210	43,906
Aftermarket products	122,048	110,407

Total Engine Products Segment	$238,424	$217,585

Industrial Products segment:
Industrial filtration solutions products	$105,888	$99,630
Gas turbine products	24,363	23,876
Special applications products	34,721	31,815

Total Industrial Products segment	$164,972	$155,321

Total Company	$403,396	$372,906

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Donaldson Company, Inc.
November 29, 2005

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31

	2005	2004

Free cash flow	$17,410	$34,249
Net capital expenditures	13,343	7,050

Net cash provided by operating activities	$30,753	$41,299

EBITDA	$57,083	$50,172
Income taxes	(11,700)	(10,132)
Interest expense (net)	(1,743)	(1,605)
Depreciation and amortization	(11,442)	(11,041)

Net earnings	$32,198	$27,394

Net sales, excluding foreign currency translation	$403,479	$362,349
Foreign currency translation	(83)	10,557

Net sales	$403,396	$372,906

Net earnings, excluding foreign currency translation	$32,005	$26,305
Foreign currency translation	193	1,089

Net earnings	$32,198	$27,394

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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